Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-157057, 333-157057-01 to 333-157057-44

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

TCEH FINANCE, INC.

SUPPLEMENT NO. 9 TO

MARKET MAKING PROSPECTUS DATED

MAY 4, 2010

THE DATE OF THIS SUPPLEMENT IS MARCH 1, 2011

On February 25, 2011, the registrant parent guarantor, Energy Future Competitive Holdings Company, filed the attached Current Report on Form 8-K with the Securities and Exchange Commission.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – February 25, 2011

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Future Competitive Holdings Company

(Exact name of registrant as specified in its charter)

Texas	1-34543	75-1837355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Future Intermediate Holding Company LLC

(Exact name of registrant as specified in its charter)

Delaware	1-34544	26-1191638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

214-812-4600

(Registrants’ telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Citibank, N.A. (“Citibank”), as Administrative Agent under that certain Credit Agreement, dated as of October 10, 2007, as amended August 7, 2009, by and among Energy Future Competitive Holdings Company (“EFCH”), as guarantor, Texas Competitive Electric Holdings Company LLC (“TCEH”), as borrower, and the lenders party thereto from time to time (the “TCEH Senior Secured Credit Facilities”), has informed TCEH that Citibank received a letter from Aurelius Capital Management, LP (“Aurelius”), a lender under the TCEH Senior Secured Credit Facilities, alleging that TCEH is in default under the terms of the TCEH Senior Secured Credit Facilities. We believe that all of the allegations in Aurelius’ letter are without merit. Neither the letter from Aurelius nor the communication from Citibank regarding the letter causes the acceleration of any of Energy Future Holdings Corp.’s (“EFH”), TCEH’s or their respective affiliates’ debt, including the TCEH Senior Secured Credit Facilities.

The letter from Aurelius principally alleges that certain intercompany loans from TCEH to EFH, its indirect parent company, do not comply with the requirement in the TCEH Senior Secured Credit Facilities that these loans be made on an arm’s-length basis. Aurelius further alleges that this noncompliance has resulted in a failure to make certain mandatory prepayments under the TCEH Senior Secured Credit Facilities. TCEH disagrees with each of Aurelius’ allegations. We believe the loans comply with the arm’s-length requirement in the TCEH Senior Secured Credit Facilities and that no event of default has occurred. The loans reflect arm’s-length terms that are comparable to the terms that unrelated parties would have negotiated in the market. Information regarding these loans, including the interest rate and amounts outstanding thereunder, has been disclosed in numerous filings with the Securities and Exchange Commission by EFCH and discussed on numerous EFH quarterly investor calls.

Citibank has advised us that, as of February 24, 2011, Aurelius holds approximately $50 million aggregate principal amount of term loans as a lender of record, or approximately 0.2%, of the approximately $23.9 billion aggregate principal amount of debt outstanding under the TCEH Senior Secured Credit Facilities. Of the hundreds of lenders of record under the TCEH Senior Secured Credit Facilities, no other lender was listed in the letter as supporting Aurelius’ allegations and, as of the date of this Current Report on Form 8-K, no other lender has asserted that these loans constitute an event of default under the TCEH Senior Secured Credit Facilities. Generally, under the terms of the TCEH Senior Secured Credit Facilities, the Administrative Agent is only required to declare the debt under the TCEH Senior Secured Credit Facilities immediately due and payable if an event of default occurs and is continuing and the lenders holding a majority of such outstanding debt request the acceleration of the debt.

We intend to defend ourselves vigorously against these allegations and to continue operating in compliance with the terms and conditions of each of EFH’s, TCEH’s and their respective affiliates’ debt agreements, including the TCEH Senior Secured Credit Facilities.

***

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The words “believe,” “expect,” “would,” “could,” “intend,” and similar expressions are intended to identify forward-looking statements, which are generally not statements of historical facts. These forward-looking statements are based on our current beliefs and expectations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control). The factors that could cause actual results or outcomes to differ materially from these forward-looking statements include the Administrative Agent’s and other lenders’ conclusions with respect to Aurelius’ allegations and their actions related thereto, and those discussed in EFH’s, EFCH’s and EFIH’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which are applicable only on the date of this Current Report on Form 8-K. Neither EFH, EFCH nor EFIH undertakes any obligation to publicly release any revision to their respective forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

/s/ STAN J. SZLAUDERBACH
Name: Stan J. Szlauderbach
Title: Senior Vice President & Controller

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

/s/ STAN J. SZLAUDERBACH
Name: Stan J. Szlauderbach
Title: Senior Vice President & Controller

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

/s/ STAN J. SZLAUDERBACH
Name: Stan J. Szlauderbach
Title: Senior Vice President & Controller

Dated: February 25, 2011